Exhibit 99.1

PRESS RELEASE
5/16/25
Carlisle Companies Announces Leadership Appointments
SCOTTSDALE, ARIZONA, May 16, 2025 - Carlisle Companies Incorporated (NYSE:CSL) today announced the appointment of Christopher B. Gaskill as Vice President & General Counsel for the Company. In conjunction with this appointment, Scott C. Selbach will transition to a new role as Executive Vice President, Government Relations for the Company. Mr. Selbach will also remain Secretary of the Company. Both Mr. Gaskill and Mr. Selbach will report to Chris Koch, Carlisle’s Chair, President & Chief Executive Officer.
Prior to joining Carlisle, Mr. Gaskill served as Executive Vice President, Chief Legal Officer, and Secretary at Summit Materials, Inc. (NYSE: SUM), where he was responsible for the company’s global legal functions and ensuring compliance with corporate governance requirements. Prior to Summit Materials, Mr. Gaskill served as Senior Director and Counsel at The Western Union Company (NYSE: WU), Senior Counsel at Cardinal Health Inc. (NYSE: CAH) and an attorney at Simpson, Thacher & Bartlett LLP. Mr. Gaskill holds a Juris Doctor degree from the University of Virginia School of Law.
Mr. Selbach served as Executive Vice President, Secretary & General Counsel of the Company since January 2023 and Vice President, Secretary & General Counsel from May 2018. Over his more than 30 years of employment with Carlisle, Mr. Selbach has also served as Vice President, Corporate Development and Vice President, Europe.
Mr. Koch stated, “I am extremely pleased to announce these leadership appointments. Chris is an experienced leader with a broad range of legal and functional expertise and is a proactive, strategic business partner with a strong track record of providing insightful counsel. Scott is a multi-disciplined executive with deep roots in Carlisle who in his new role will work with legislative bodies and government agencies to promote Carlisle’s innovative energy-efficient products. These appointments are further examples of how Carlisle continues to invest in exceptional talent in support of our Vision 2030 objectives.”
About Carlisle Companies Incorporated
Carlisle Companies Incorporated is a leading supplier of innovative building envelope products and solutions for more energy efficient buildings. Through its building products businesses – Carlisle Construction Materials (“CCM”) and Carlisle Weatherproofing Technologies (“CWT”) – and family of leading brands, Carlisle delivers innovative, labor reducing and environmentally responsible products and solutions to customers through the Carlisle Experience. Carlisle is committed to generating superior shareholder returns and maintaining a balanced capital deployment approach, including investments in our businesses, strategic acquisitions, share repurchases and continued dividend increases. Leveraging its culture of continuous improvement as embodied in the Carlisle Operating System (“COS”), Carlisle has committed to achieving net-zero greenhouse gas emissions by 2050.

Exhibit 99.1
Contact: Mehul Patel
Vice President, Investor Relations
Carlisle Companies Incorporated
(310) 592 - 9668
mpatel@carlisle.com